Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cidara Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	16,800,000	$11.47(2)	$192,696,000.00	0.0001476	$28,441.93

	Total Offering Amounts					$192,696,000.00		$28,441.93

	Total Fee Offsets							—

	Net Fee Due							$28,441.93

(1)

Consists of 16,800,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), including 2,469,250 shares of Common Stock and 14,330,750 shares of Common Stock issuable upon conversion of Class A Convertible Voting Preferred Stock, all of which were acquired by the selling stockholders in a private placement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on July 12, 2024, as reported on the Nasdaq Capital Market.